TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.3

TBS INTERNATIONAL

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

FORM OF SHARE UNIT AWARD AGREEMENT

SHARE UNIT AWARD AGREEMENT (this “Agreement”) dated as of ___________, _______ (the “Grant Date”) between TBS INTERNATIONAL PLC (the “Company”), and [PARTICIPANT] (the “Participant”). Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan (as defined below).

WHEREAS, pursuant to the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the Committee designated under the Plan desires to issue to the Participant an award of share units (the “Share Units”); and

WHEREAS, the Participant desires to accept such share units award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1. Definitions. Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2. Grant of Share Units. On the Grant Date, the Company hereby grants to Participant an Award of _________ Share Units (the “Award”) in accordance with Section 11 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time).  Upon the vesting of the Award (the "Vest Date"), one Class A Ordinary Share, par value U.S. $0.01 par share (an "Ordinary Share") of the Company (as adjusted from time to time pursuant to Section 16(a) of the Plan) shall be issuable for each Share Unit that vests on such Vest Date (the "Shares").  Thereafter, the Company will transfer such Shares to the Participant net of, and upon satisfaction of, any required tax withholding obligations.  No fractional shares will be issued under this Agreement.  By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

3. Vesting.  The Share Units shall vest in ______ equal installments, the first of which shall vest upon _______________________________________________________, and the second [and third installments] of which shall vest on _______________________________, subject to the Participant's continued employment with the Company through each such Vest Date.

4. Withholding of Tax.

(a)           Generally.  Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of the Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant's tax liability.

(b)           Payment of Withholding Taxes.  Upon each Vest Date, the Company shall withhold from the vested Share Units the amount required to satisfy the minimum statutory Federal, state and local withholding tax requirement, including the Participant's share of applicable payroll taxes, and shall reduce the number of shares delivered to Participant by the appropriate number to reflect such withholding.

5. Forfeiture. Nothing in this Agreement will limit the Company's rights pursuant to Section 15, Section 11 or Section 9 of the Plan.

6. Right to Shares.  Participant shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Shares) issuable under the Award until the Award is settled by the issuance of the Shares to Participant.

7. Restriction on Transferability.  This Award may not be sold, transferred, pledged, assigned or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

8. Committee Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

9. Application of the Plan.  The terms of this Agreement are governed by the terms of the Plan, as it exists on the date hereof and as the Plan may be amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.  By entering into this Agreement and accepting the Award, Participant acknowledges that (i) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (iii) Participant's participation in the Plan is voluntary; (iv) the value of the Award is an extraordinary item which is outside the scope of Participant's employment contract, if any; (v) the Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, redundancy or end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vi) the future value of the Shares is unknown and cannot be predicted with certainty.

10. No Right to Continued Employment.  Nothing in the Plan, in this Agreement or in any other instrument executed pursuant thereto or hereto shall confer upon the Participant any right to continued employment with the Company or any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.

11. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

12. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

13. Binding on Transferees. The provisions of the Plan and this Agreement will inure to the benefit of, and be binding on, the Company and its transferees and assigns and the Participant and Participant’s executor, administrator and permitted transferees and beneficiaries, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

14. Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any of the Shares issued as a result of or under this Award, including, without limitation, (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.

15. Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of Delaware without giving effect to the conflicts of laws provisions thereof.

The parties hereto have executed this Agreement as of the date first above written.

[PARTICIPANT] Name: ___________________ (printed)	TBS INTERNATIONAL PLC By: Name: Title: